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Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
AMC ENTERTAINMENT INC.
KANSAS CITY, MISSOURI

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and subsidiaries (the "Company") at April 1, 2004 and April 3, 2003, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 1, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1, the Company restated its financial statements for its fiscal years ended April 3, 2003 and March 28, 2002.

PricewaterhouseCoopers LLP

Kansas City, Missouri
June 21, 2004, except for Note 17 as to which the date is July 30, 2004

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM